Exhibit 23.1

700 North Pearl, Suite 2000 Dallas, Texas 75201 Telephone: 214-969-7007 Fax: 214-953-0722

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on June 10, 2009 of Gastar Exploration, Ltd. of our reports dated March 13, 2009, relating to the consolidated financial statements and the effectiveness of Gastar Exploration, Ltd.’s internal control over financial reporting, which appear in the Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP

Dallas, Texas

June 10, 2009